EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS

     NEW YORK – January 20, 2009 – CIT Group Inc. (NYSE: CIT), a bank holding company, today announced that its Board of Directors declared a regular quarterly cash dividend of $0.02 per share on its outstanding common stock. The common stock dividend is payable on February 27, 2009 to common shareholders of record at the close of business on February 17, 2009.

     CIT also announced that its Board of Directors declared quarterly cash dividends on its outstanding preferred stock:

  Series A preferred stock - $0.396875 per share payable March 16, 2009, to holders of record at the close of business February 27, 2009.

  Series B preferred stock - $1.297250 per share payable March 16, 2009, to holders of record at the close of business February 27, 2009.

  Series C preferred stock - $1.093750 per share payable March 16, 2009, to holders of record at the close of business February 27, 2009.

  Series D preferred stock - $6.250000 per share payable February 17, 2009 to holders of record at the close of business January 31, 2009.

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About CIT
CIT (NYSE: CIT) is a bank holding company with more than $70 billion of assets that provides financial products and advisory services to the middle market. CIT maintains market leading positions in lending to mid-sized and small businesses, aerospace, rail and equipment leasing, vendor financing and factoring. CIT’s value proposition is to provide its customers, located in more than 50 countries across 30 industries, with the relationship, intellectual and financial capital needed to yield unique solutions and possibilities for their businesses. Founded in 1908, CIT is headquartered in New York and is a member of the S&P 500 and Fortune 500. www.cit.com

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MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com